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                                                                    EXHIBIT 8.1



                     [LETTERHEAD OF HAYNES AND BOONE, LLP]

                                  May 21, 1997


Search Capital Group, Inc.
700 North Pearl Street, Suite 400
Dallas, Texas 75201

MS Financial, Inc.
715 South Pear Orchard Road, Suite 300
Ridgeland, Mississippi 39157

Ladies and Gentlemen:

This opinion is furnished to you pursuant to Section 6.1(e) of the Agreement and Plan of Merger, dated as of February 7, 1997 (the "MERGER AGREEMENT"), whereby a wholly owned subsidiary ("MERGER SUB") of Search Capital Group, Inc. ("SEARCH") will be merged with and into MS Financial, Inc. ("MSF") and MSF will become a wholly owned subsidiary of Search (the "MERGER"). Capitalized terms used in this opinion are defined as set forth in the Merger Agreement. We have acted as special counsel to MSF in connection with the transactions contemplated by the Merger Agreement and the Registration Statement.

In rendering this opinion, we have reviewed the Merger Agreement, the Stockholders Agreement, the Form S-4 Registration Statement, the MS Financial, Inc. Proxy Statement/Search Capital Group, Inc. Prospectus, and such other documents and certificates as we have considered necessary for the purposes of the opinions hereafter set forth. For purposes of rendering this opinion, we have made the following assumptions:

         1. The fair market value of the Search Common Stock and other consideration received by each MSF stockholder will be approximately equal to the fair market value of the MSF Common Stock surrendered in the exchange pursuant to the Merger.

         2.      There is no plan or intention by the MSF Stockholders who own
                 5 percent or more of the MSF Common Stock, or to the best knowledge of the management of MSF, by the remaining MSF Stockholders, to sell, exchange, or otherwise dispose of that number of shares of Search Common Stock received in the Merger that
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                 would reduce the MSF Stockholders' ownership of Search Common
                 Stock to a number of shares having a value, as of the date of the Merger, of less than 50 percent of the value of all of the formerly outstanding MSF Common Stock as of the same date. For purposes of this assumption, shares of MSF Common Stock exchanged for cash or other property or exchanged for cash in lieu of fractional shares of Search Common Stock will be treated as outstanding MSF Common Stock on the date of the Merger. Moreover, shares of MSF Common Stock and shares of Search Common Stock held by MSF Stockholders and otherwise sold, redeemed, or disposed of prior or subsequent to the Merger will be considered in making this assumption.

         3. Following the Merger, MSF will hold at least (a) 90 percent of the fair market value of its net assets, (b) 70 percent of the fair market value of its gross assets, (c) 90 percent of the fair market value of Merger Sub's net assets, and (d) 70 percent of the fair market value of Merger Sub's gross assets, each as held immediately prior to the Merger. For purposes of this assumption, amounts paid by MSF or Merger Sub to stockholders who receive cash or other property, amounts used by MSF or Merger Sub to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by MSF will be included as assets of MSF or Merger Sub, respectively, immediately prior to the Merger.

         4. Prior to the Merger, Search will own stock in Merger Sub possessing at least 80 percent of the total combined voting power of all classes of stock entitled to vote and at least 80 percent of the total number of shares of all other classes of stock of Merger Sub, in accordance with Code Section 368(c)(1) ("CONTROL").

         5. MSF has no plan or intention to issue additional shares of its Common Stock that would result in Search losing Control of MSF.

         6. Search has no plan or intention to reacquire any of its Common Stock issued in the Merger.

         7. Search has no plan or intention to (a) liquidate MSF, (b) merge MSF with or into another corporation (c) sell or otherwise dispose of the MSF Common Stock except for transfers of





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                 MSF Common Stock to a corporation controlled by Search, or (d)
                 cause MSF to sell or otherwise dispose of any of its assets or any of the assets acquired from Merger Sub, except for dispositions made in the ordinary course of business or transfers of assets to a corporation controlled by MSF.

         8. Merger Sub will have no liabilities assumed by MSF, and will not transfer to MSF any assets subject to liabilities, in the Merger.

         9. Following the Merger, MSF will continue its historic business as a specialized consumer finance company engaged in the purchase, securitization and servicing of installment contracts or use a significant portion of its historic business assets in a business.

         10. Search, Merger Sub, MSF, and the stockholders of MSF each will pay their own expenses, if any, incurred in connection with the Merger.

         11. There is no intercorporate indebtedness existing between Search and MSF or between Merger Sub and MSF that was issued, acquired, or will be settled at a discount.

         12. In the Merger, shares of MSF Common Stock representing Control of MSF, as defined in Code Section 368(c)(1), will be exchanged solely for voting common stock of Search. For purposes of this assumption, no shares of MSF Common Stock have been exchanged for cash or other property originating with Search.

         13. At the time of the Merger, MSF will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire Common Stock in MSF that, if exercised or converted, would affect Search's acquisition or retention of Control of MSF.

         14. Search does not own, and has not owned during the past five years, any shares of MSF Common Stock.



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         15.     None of the parties to the Merger are investment companies as defined in Code Section 368(a)(2)(F)(iii) and (iv).

         16. On the date of Merger, the fair market value of the assets of MSF will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which the assets are subject.

         17. MSF is not under the jurisdiction of a court in a title 11 or similar case within the meaning of Code Section 368(a)(3)(A).

In rendering this opinion, we have examined and relied upon the representations and warranties contained in the Merger Agreement, certain representations made to us both orally and in writing by officers and directors of MSF and certain representations, warranties and covenants contained in the Stockholders Agreement. Insofar as this opinion relates to other factual matters, we have relied upon representations made to us by such officers, directors and stockholders. Although nothing has come to our attention leading us to question, or giving us reasonable grounds to question, such information, we have not made any independent review or investigation of such representations or warranties and we do not have any basis for believing that the covenants will not be carried out in accordance with their terms.

The opinions hereinafter expressed are qualified to the extent that the validity or enforceability of any provisions in the Merger Agreement, the Stockholders Agreement or any ancillary agreement, or of any rights granted to any person or entity pursuant to any of those instruments, may be subject to or affected by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally.

We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the accuracy and completeness of all corporate records made available to us by MSF and its officers and directors. We have also assumed that the Merger will be consummated in accordance with the terms of the Merger Agreement, the Stockholders Agreement and the Form S-4 Registration Statement.

This opinion is based on existing law as contained in the Code, the Treasury Regulations, administrative rulings and court decisions as of the date hereof.
No assurances can be given that future legislative, administrative or judicial changes or interpretations will not
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MS Financial, Inc.
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be applied retroactively or that such changes would not adversely affect the tax consequences of the Merger. Moreover, this opinion only addresses certain federal income tax consequences set forth herein, and it does not consider any state, local or foreign tax consequences of the Merger. The issues on which we render opinions below are discussed in the "Certain Federal Income Tax Considerations" section of the Form S-4 Registration Statement for Search.

Based on and subject to the foregoing, it is our opinion that the Merger should be treated as a "reorganization" under Code Sections 368(a)(1)(A) and 368(a)(2)(E) and that the following tax consequences should apply to the MSF Stockholders, Search, Merger Sub and MSF:

         1. The MSF Stockholders will not recognize any gain or loss with respect to the receipt of the Search Common Stock in exchange for the MSF Common Stock pursuant to the Merger, except with respect to any cash received in lieu of fractional shares of Search Common Stock.

         2. The aggregate tax basis of the Search Common Stock received by each MSF Stockholder will be the same as the aggregate tax basis of the MSF Common Stock surrendered in the Merger, decreased by the amount of any tax basis allocable to fractional shares of Search Common Stock in lieu of which cash will be paid.

         3. The holding period of the Search Common Stock received by each MSF Stockholder will include the period for which the MSF Common Stock surrendered in exchange therefor was considered to be held, provided the MSF Common Stock so surrendered is held as a capital asset at the Effective Time.

         4. The payment received by the stockholders of the MSF Common Stock in lieu of fractional shares of Search Common Stock will be treated as a payment in redemption of such fractional shares and, provided that the redeemed interest is held as a capital asset at the Effective Time, will result in recognition of capital gain or loss by such holders measured by the difference between the amount received and the tax basis allocable to such fractional shares.

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         5.      Neither Search, Merger Sub nor MSF will recognize any gain or loss as a result of the Merger.

Our opinions are based upon our best interpretations of existing sources of law but such opinions have no binding effect on the IRS or any court. There can be no assurance that the IRS will not challenge the conclusions or propriety of any of counsel's opinions and no assurance can be given that counsel's interpretations will be followed if they become the subject of judicial or administrative proceedings. Future legislation or regulatory announcements could have a material and adverse impact on the tax results addressed in this opinion and could result in changes in the conclusions reached herein. Except as expressly set forth herein, no opinions are rendered as to any other matters relevant to the Merger, whether pertaining to federal income taxes or otherwise.

This opinion is delivered and is effective as of two business days prior to the date the Proxy Statement is first mailed to the MSF Stockholders. Accordingly,
this opinion is based on matters existing on such date.   We hereby consent to
the reference to our Firm and the use of our name in the Registration Statement under the captions "CERTAIN FEDERAL INCOME TAX CONSIDERATIONS," and "LEGAL MATTERS," and to the filing of a copy of this opinion with the Securities and Exchange Commission as Exhibit 8.1 to the Registration Statement.

                                        Very truly yours,

                                        /s/ HAYNES AND BOONE, L.L.P.

                                        Haynes and Boone, L.L.P.